Exhibit 99.1

As of February 17, 2015 any “group” formed by the Reporting Persons, on the one hand, and Prof. Dr. Melvyn Little, Deutsches Krebsforschungszentrum, AGUTH Holding GmbH, KfW, tbg Technologie-Beteiligungs-Gesellschaft mbH, SGR Sagittarius Holding AG, BioMed Invest I Ltd., OrbiMed Associates III, LP, OrbiMed Private Investments III, LP and Novo Nordisk A/S (collectively, the “Existing Entities”), on the other hand, was dissolved. Beginning with this filing, all further filings with respect to transactions in common shares will be filed, if required, separately by the Reporting Persons on the one hand and the Existing Entities on the other hand.